UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1)

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Seagate Technology public limited company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMENDMENT NO. 1 TO PROXY STATEMENT

FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 25, 2019

This is Amendment No. 1 (this “Amendment”) to the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Seagate Technology plc (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on March 7, 2019, for use at the Company’s Extraordinary General Meeting of Shareholders on April 25, 2019.

Following the filing and mailing of the Proxy Statement, the Company was informed that the New York Stock Exchange had determined that Proposal 1 (Reduction of Capital and Creation of Distributable Reserves) is a routine matter and not a non-routine matter. Accordingly, the disclosure provided in the last sentence under the section entitled “How will my proxy get voted?” as set forth on page 3 of the Proxy Statement, is amended and restated in its entirety to read as follows:

Proposal 1 (Reduction of Capital and Creation of Distributable Reserves) is a routine matter.

This means that your bank, broker-dealer brokerage firm, trust or other similar organization or nominee is permitted to vote your shares on Proposal 1 even if it does not receive instructions from you. However, in order to ensure that your voice as a shareholder is heard, we strongly encourage you to provide instructions to your broker as to how you would like your shares to be voted.

This supplement is being filed with the SEC and is being made available to shareholders on or about March 19, 2019. Only shareholders of record as of the close of business on March 1, 2019 are entitled to receive notice of and to vote at the Extraordinary General Meeting of Shareholders.

This Amendment should be read in conjunction with the Proxy Statement. Except as described in this supplement, all information provided in the Proxy Statement continues to apply. To the extent that information in this Amendment differs from or updates information contained in the Proxy Statement, the information in this Amendment is more current. Defined terms used but not defined in this Amendment have the meanings set forth in the Proxy Statement.